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Exhibit 5.1

Opinion of Schwabe Williamson & Wyatt, P.C.

        July 26, 2004

Oregon Steel Mills, Inc.
1000 SW Broadway, Suite 2200
Portland, Oregon 97205

Ladies and Gentlemen:

        We are acting as counsel to Oregon Steel Mills, Inc., a Delaware Corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, relating to the registration of 4,000,000 shares ("Shares") of the common stock, $0.01 par value (the "Common Stock"), of the Company issuable to the Rocky Mountain Steel Mills—United Steelworkers of America Back Pay Trust as part of the settlement of a dispute with the Company's union.

        We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation, as amended, the Company's Bylaws as currently in effect, the Registration Statement, and such other corporate documents and records and other certificates, and we have made such investigations of law, as we have deemed necessary to render this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, will be legally issued, fully paid and nonassessable under the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions thereunder.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Schwabe, Williamson & Wyatt, P.C. SCHWABE, WILLIAMSON & WYATT, P.C.

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Opinion of Schwabe Williamson & Wyatt, P.C.